Item 7.1  Purchase and Sale of Assets Agreement

               PURCHASE AND SALE OF ASSETS AGREEMENT

                           BY AND AMONG

                       ROGERS CORPORATION

                               AND

                DC LIQUID SYSTEM TECHNOLOGIES, INC.

                              AND

                    DOW CORNING CORPORATION

                   DATED AS OF NOVEMBER 4, 1996


                         TABLE OF CONTENTS

                                                             Page

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .1

2.   PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . .6
     2.1.  Purchase and Sale of Assets . . . . . . . . . . . . .6
     2.2.  Excluded Assets . . . . . . . . . . . . . . . . . . .8
     2.3.  Amount of Purchase Price. . . . . . . . . . . . . . .8
     2.4.  Payment of Purchase Price . . . . . . . . . . . . . .8
     2.5.  Assignment of Real Estate Lease . . . . . . . . . . .9
     2.6.  Assumed Liabilities . . . . . . . . . . . . . . . . .9
     2.7.  Vacation and Severance Pay. . . . . . . . . . . . . 10
     2.8.  Prorations. . . . . . . . . . . . . . . . . . . . . 10
     2.9.  Material Supply Agreement . . . . . . . . . . . . . 10
     2.10. Non-Competition and Confidentiality Agreement . . . 10
     2.11. Cooperative Advertising Agreement . . . . . . . . . 10
     2.13.  Allocation of Purchase Price . . . . . . . . . . . 10

3.   COVENANTS AND UNDERTAKINGS. . . . . . . . . . . . . . . . 11
     3.1.  Access to Books, Records and Assets . . . . . . . . 11
     3.2.  Environmental Due Diligence . . . . . . . . . . . . 12
     3.3.  Consents, Waivers and Approvals . . . . . . . . . . 12
     3.4.  Employees . . . . . . . . . . . . . . . . . . . . . 13
     3.5.  Notification by Purchaser . . . . . . . . . . . . . 13
     3.6.  Notification by Seller. . . . . . . . . . . . . . . 14
     3.8.  Business Operating Covenants. . . . . . . . . . . . 14
     3.9.  Risk of Loss. . . . . . . . . . . . . . . . . . . . 15
     3.10. Post-Closing Collection of Accounts Receivable and
           Other Post-Closing Adjustments. . . . . . . . . . . 16
     3.11. Post-Closing Customer Service . . . . . . . . . . . 17

4.   REPRESENTATIONS AND WARRANTIES OF SELLER AND DCC. . . . . 18
     4.1.  Organization and Standing . . . . . . . . . . . . . 18
     4.2.  Authority and Status. . . . . . . . . . . . . . . . 18
     4.3.  Ownership of Assets and Condition of Certain Assets 19
     4.4.  Options . . . . . . . . . . . . . . . . . . . . . . 20
     4.5.  Agreement Does Not Violate Other Instruments. . . . 20
     4.6.  Litigation. . . . . . . . . . . . . . . . . . . . . 20
     4.7.  Licenses, Permits and Compliance with Law . . . . . 20
     4.8.  Labor and Employment Matters. . . . . . . . . . . . 21
     4.9.  Environmental Laws. . . . . . . . . . . . . . . . . 22
     4.10. Employee Benefit Plans. . . . . . . . . . . . . . . 23
     4.11. Tax Returns and Liabilities . . . . . . . . . . . . 25
     4.12. No Condemnation or Expropriation. . . . . . . . . . 25
     4.13. Broker/Finder . . . . . . . . . . . . . . . . . . . 25
     4.14. Intellectual Property Rights. . . . . . . . . . . . 25
     4.15. Accuracy of Financial Information . . . . . . . . . 26
     4.16. Material Contracts. . . . . . . . . . . . . . . . . 26
     4.17. Insurance Coverage. . . . . . . . . . . . . . . . . 27
     4.18. Political Contributions and Other Payments. . . . . 28
     4.19. Warranty Claims and Returns . . . . . . . . . . . . 28
     4.20. Accuracy of Representations . . . . . . . . . . . . 28

5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . 28
     5.1.  Organization and Standing . . . . . . . . . . . . . 28
     5.2.  Corporate Power and Authority . . . . . . . . . . . 28
     5.3.  Agreement Does Not Violate Other Instruments. . . . 29
     5.4.  Litigation. . . . . . . . . . . . . . . . . . . . . 29
     5.5.  Broker/Finder . . . . . . . . . . . . . . . . . . . 29
     5.6.  Accuracy of Representations . . . . . . . . . . . . 29

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. . . . . 29
     6.1.  Representations True at Closing . . . . . . . . . . 29
     6.2.  Covenants of Seller . . . . . . . . . . . . . . . . 30
     6.3.  Injunction, Litigation. . . . . . . . . . . . . . . 30
     6.4.  Consents, Approvals and Waivers . . . . . . . . . . 30
     6.5.  Licenses and Permits. . . . . . . . . . . . . . . . 30
     6.6.  Opinion of Seller's Counsel . . . . . . . . . . . . 30
     6.7.  Material Adverse Change . . . . . . . . . . . . . . 30
     6.8.  Material Supply Agreement . . . . . . . . . . . . . 30
     6.9.  Intellectual Property Assignment Agreement. . . . . 30
     6.10. Assignment, Assumption and Modification of Lease. . 31

7.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER AND DCC 31
     7.1.  Representations True at Closing . . . . . . . . . . 31
     7.2.  Covenants of Purchaser. . . . . . . . . . . . . . . 31
     7.3.  Injunction, Litigation. . . . . . . . . . . . . . . 31
     7.4.  Opinion of Purchaser's Counsel. . . . . . . . . . . 32
     7.5.  Material Supply Agreement . . . . . . . . . . . . . 32
     7.6.  Intellectual Property Assignment Agreement. . . . . 32
     7.7.  Assignment, Assumption and Modification of Lease. . 32

8.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.1.  Time and Place of the Closing and Pre-Closing . . . 32
     8.2.  Transactions at Closing . . . . . . . . . . . . . . 33

9.   TERMINATION.. . . . . . . . . . . . . . . . . . . . . . . 35
     9.1.  Method of Termination . . . . . . . . . . . . . . . 35
     9.2.  Termination by Mutual Written Consent . . . . . . . 36

10.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 36
     10.1. Survival. . . . . . . . . . . . . . . . . . . . . . 36
     10.2. Indemnification by Purchaser. . . . . . . . . . . . 36
     10.3. Indemnification by Seller and DCC . . . . . . . . . 36
     10.4. Right to Defend . . . . . . . . . . . . . . . . . . 37
     10.5  Right of Setoff . . . . . . . . . . . . . . . . . . 38

11.  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . 38
     11.1. Notices . . . . . . . . . . . . . . . . . . . . . . 38
     11.2. Further Assurances. . . . . . . . . . . . . . . . . 39
     11.3. Waiver. . . . . . . . . . . . . . . . . . . . . . . 39
     11.4. Expenses. . . . . . . . . . . . . . . . . . . . . . 40
     11.5. Binding Effect. . . . . . . . . . . . . . . . . . . 40

     11.6. Headings. . . . . . . . . . . . . . . . . . . . . . 40
     11.7. Entire Agreement. . . . . . . . . . . . . . . . . . 40
     11.8. Retention of Books and Records. . . . . . . . . . . 40
     11.9. Public Announcements. . . . . . . . . . . . . . . . 40
     11.10.Governing Law . . . . . . . . . . . . . . . . . . . 41
     11.11.Counterparts. . . . . . . . . . . . . . . . . . . . 41
     11.12.Pronouns. . . . . . . . . . . . . . . . . . . . . . 41
     11.13.Exhibits Incorporated . . . . . . . . . . . . . . . 41
     11.14.Assignment. . . . . . . . . . . . . . . . . . . . . 41

              PURCHASE AND SALE OF ASSETS AGREEMENT


   THIS PURCHASE AND SALE OF ASSETS AGREEMENT is made and entered into as of the 4th day of November, 1996, by and among ROGERS CORPORATION a Massachusetts corporation (hereinafter referred to as "Purchaser"), DC LIQUID SYSTEM TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as "Seller"), and DOW CORNING CORPORATION, a Michigan corporation (hereinafter referred to as "DCC");

                       W I T N E S S E T H:

    WHEREAS, Seller is engaged in the manufacture and sale of silicone foam and sponge in the form of sheets, rolls and molded shapes, and silicone solid rubber in the form of sheets and rolls, and any combination of the above materials with films, fabrics, foils or adhesives (the foregoing, together with all other business operations of every nature conducted by Seller with the Assets, being referred to hereinafter as the "Business"); and

    WHEREAS, DCC owns all of the issued and outstanding stock of Seller; and

    WHEREAS, Seller, Purchaser and DCC desire to enter into a definitive agreement providing for the acquisition by Purchaser from Seller of the Assets and Business, upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties, covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  DEFINITIONS.

    As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

    "Accounts Receivable" shall have the meaning ascribed to such term in
Section 2.2.1 of this Agreement.

    "Affiliate" shall mean a Person that, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, Purchaser, Seller or DCC, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, "control" through ownership of securities shall mean ownership of more than a 50% interest but particularly in the case of Dow Corning Toray Silicone Co., Ltd. shall mean ownership of more than a 66 2/3% ownership interest. Notwithstanding the preceding two sentences, "Affiliate" shall not include any Person that is included within the foregoing definition solely by virtue of its relationship with or to The Dow Chemical Company or Corning Incorporated.

    "Agreement" shall mean this Purchase and Sale of Assets Agreement and includes all exhibits and schedules hereto.

    "Assets" shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

    "Assignment, Assumption and Modification of Lease" shall mean the Assignment Assumption and Modification Agreement in the form annexed hereto as Exhibit 2.5, to be entered into at or prior to Closing with respect to the Real Property.

    "Assumed Liabilities" shall be only those: (i) obligations of Seller arising from and after the Closing Date (as hereinafter defined) under agreements, contracts and leases relating to the operation of the Assets or the Business, all of which agreements, contracts and leases are listed on Schedules 4.16.1, 4.16.2, 4.16.3, 4.16.4, 4.16.5; provided that "Assumed
Liabilities" shall not include any liability for the breach of any such agreement, contract or lease that occurs prior to the Closing Date or for any tort liability arising under any such agreement, contract or lease by reason of any act or omission of Seller or an Affiliate prior to the Closing Date; (ii) obligations of Seller to accept delivery of and pay for Inventory which has been ordered on or before the Closing Date by Seller in the ordinary and usual course of business and which is received subsequent to the Closing Date; and (iii) obligations of Seller for accrued and unused 1996 and 1997 vacation pay owed to employees of Seller who are hired by Purchaser as of the Closing Date but only to the extent that such obligations are set forth on Schedule 4.8.2A and Schedule 4.8.2B.

    "Benefit Plan" shall have the meaning ascribed to such term in Section
4.10.1 of this Agreement.

    "Book Value of Inventory" shall mean the fully absorbed standard cost of inventory, based on Seller's records of item quantities and Seller's 1996 standard costs.

    "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

    "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 8.1.1 hereof.

    "Closing Statement" shall mean a certificate to be executed and exchanged by the parties at the Pre-Closing setting forth the calculation of the Purchase Price, appropriate adjustments thereto contemplated by this Agreement and the net amount payable by Purchaser as of the Closing.

    "Confidential Information" shall have the meaning ascribed to such term in the Non-Competition and Confidentiality Agreement.

    "Cooperative Advertising Agreement" shall mean the Cooperative Advertising Agreement in the form annexed hereto as Exhibit 2.11. to be entered into by DCC and Purchaser at the Closing.

    "DCC" shall mean Dow Corning Corporation, a Michigan corporation.

    "Effective Time" shall mean 11:59 p.m., Eastern Standard Time, on December 31, 1996.

    "Environment" shall mean surface or ground water, drinking water supply, land, surface or subsurface strata, the ambient air, or the sediment underlying any surface water.

    "Environmental Laws" shall mean and include (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Clean Air Act, as amended ("CAA") (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act, as amended ("Clean Water Act" or "CWA") (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act, as amended ("RCRA") (42 U.S.C.
Section 6901 et seq.) and the Toxic Substances Control Act, as amended ("TSCA") (15 U.S.C. Section 2601 et seq.); and (b) any other federal, state or local laws, including the common law, ordinances, statutes, codes, rules, regulations, orders or decrees now or hereinafter in effect relating to (i) pollution, (ii) the protection or regulation of human health, natural resources or the environment, (iii) the treatment, storage or disposal of Hazardous Material, or (iv) the emission, discharge, release or threatened release of Hazardous Material into the Environment.

    "Environmental Matter" shall mean any and all matters or circumstances related to the Environmental Laws including the past or present generation, handling, storage, transportation, treatment, disposal, management, control, Release or potential Release into the Environment of any Hazardous Material.

    "Environmental Permits" shall mean all environmental permits, certificates, licenses, approvals, registrations and any other authorizations required under Environmental Laws for the operation of the Business.

    "Equipment" shall have the meaning ascribed to such term in Section 2.1.1 of this Agreement.

    "ERISA" shall have the meaning ascribed to such term in Section 4.10.2 of this Agreement.

    "Excluded Assets" shall have the meaning ascribed to such term in Section
2.2 of this Agreement.

    "Financial Statements" shall have the meaning ascribed to such term in
Section 4.15 of this Agreement.

    "Hazardous Material" shall mean and include any substance that is or contains (a) any "hazardous substance" as now or hereafter defined in
Section 101(14) of CERCLA or any regulations promulgated under CERCLA; (b) any "hazardous waste" as now or hereafter defined in RCRA or any regulations promulgated under RCRA; (c) any substance now or hereafter regulated by TSCA or any regulations promulgated under TSCA; (d) petroleum, petroleum byproducts, gasoline, diesel fuel, or other petroleum hydrocarbons;
(e) asbestos and asbestos-containing material ("ACM"), in any form, whether friable or non-friable; (f) polychlorinated biphenyls ("PCBs"); (g) lead and lead containing materials; or (h) any additional substance, material or waste (A) the presence of which on or about the Real Property (i) requires reporting, investigation or remediation under any Environmental Laws (as hereinabove defined), (ii) causes or threatens to cause a nuisance on the Real Property or any adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Real Property or any adjacent property, or (iii) which, if it emanated or migrated from the Real Property could constitute a trespass, or (B) which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws.


    "Indemnified Party" shall have the meaning ascribed to such term in
Section 10.4.1 of this Agreement.

    "Indemnifying Party" shall have the meaning ascribed to such term in
Section 10.4.1 of this Agreement.

    "Intellectual Property Rights" shall have the meaning ascribed to such term in Section 2.1.3 of this Agreement.

    "Intellectual Property Assignment Agreement" shall mean the Intellectual Property Assignment Agreement, in the form annexed hereto as Exhibit 2.1.3A, to be entered into by Purchaser and Seller at the Closing.

    "Inventory" shall have the meaning ascribed to such term in Section 2.1.2 of this Agreement.

    "Joint Development Agreement" shall mean the Joint Development Agreement, in the form annexed hereto as Exhibit 2.12, to be entered into by Purchaser and DCC at the Closing.

    "Landlord" shall mean B & N Realty Corp., a division of Zimmerman Ford, Inc., as lessor under the Real Property Lease, and includes such lessor's permitted successors and assigns pursuant to the Real Property Lease.

    "Manage" or "Managed" or "Management" shall mean to exert control over Hazardous Material or to handle, generate, treat, store, dispose or transport Hazardous Material, or to arrange for the disposal of Hazardous Material.

    "Material Adverse Change" shall mean, with respect to the period of time ending on November 4, 1996, a material adverse change occurring after December 31, 1995 in the Business, Assets, Assumed Liabilities, results of operations of the Business, condition (financial or otherwise) of the Business, or the prospects of the Seller relating to any of the foregoing. With respect to the period of time commencing after November 4, 1996, "Material Adverse Change" shall mean a material adverse change in the Business, Assets, Assumed Liabilities, results of operations of the Business, condition (financial or otherwise) of the Business, or the prospects of the Seller resulting from war, riots, strikes, lockouts, civil commotion, insurrection, fire, earthquake, storm, accident, flood, or any act of God or other catastrophic event beyond the parties' control.

    "Material Contract" shall have the meaning ascribed to such term in
Section 4.16 of this Agreement.

    "Material Supply Agreement" shall mean the Material Supply Agreement, in the form annexed hereto as Exhibit 2.9, to be entered into by Purchaser and DCC at the Closing.

    "Net Operating Asset Value" shall have the meaning ascribed to such term in Section 2.4.2 hereof.

    "Non-Competition and Confidentiality Agreement" shall mean the Non-Competition and Confidentiality Agreement, in the form annexed hereto as Exhibit 2.10, to be entered into by Purchaser, DCC and Seller at the Closing.

    "Patent Cross-License Agreement" shall mean the Patent Cross-License Agreement, in the form annexed hereto as Exhibit 2.1.3B, to be entered into by Purchaser and DCC at the Closing.

    "Permitted Encumbrance" shall mean any imperfection of title, easement, encumbrance or other condition or restriction affecting the Real Property, if any, which does not adversely affect or interfere with the use of such Real Property or otherwise materially interfere with the Business conducted at such Real Property; provided, however, that Permitted Encumbrance shall not include any mortgages, deeds of trust, deeds to secure debt, debts, liens or other monetary encumbrances on the Real Property Lease of any nature whatsoever.

    "Person" shall mean any corporation, partnership, limited liability company, unincorporated association, any other form of entity, or a natural Person.

    "Pre-Closing" shall mean the transactions described in Section 8.1.2.

    "Pre-Closing Date" shall have the meaning ascribed to such term in
Section 8.1.2.

    "Purchase Price" shall have the meaning ascribed to such term in Section
2.3 of this Agreement.

    "Purchaser" shall mean Rogers Corporation, a Massachusetts corporation or its assigns, in accordance with this Agreement.

    "Purchaser Note" shall mean the $1,500,000 unsecured promissory note, in the form of Exhibit 2.4 hereto, to be executed by Purchaser and delivered to Seller at the Closing pursuant to Section 2.4 of this Agreement.

    "Purchaser's Indemnifiable Damages" shall have the meaning ascribed to such term in Section 10.3 of this Agreement.

    "Real Property" shall mean the real property, improvements thereon and rights appurtenant thereto that are the subject of the Real Property Lease.

    "Real Property Lease" shall mean that certain Industrial Building Lease between Seller and Landlord, dated as of September 29, 1989, as amended by that certain First Amendment of Industrial Building Lease dated as of April 28, 1995.

    "Real Property Matter" shall mean (i) any mortgage, deed of trust, deed to secure debt, debt, lien, financing statement, security interest, easement, lease, restrictive covenant, agreement, option, defect, encroachment or other encumbrance (whether revealed by title examination, survey or otherwise) or condition which materially impairs the use of the Real
Property in the Business, or (ii) any zoning, land use or other similar governmental regulation or restriction which would materially adversely affect the operation of the Business at the Real Property as currently conducted; or (iii) a condemnation, expropriation or public taking of all or any portion of such Real Property, which, individually or in the aggregate, has an adverse effect on such Real Property or the Business conducted at such Real Property; or (iv) any term, provision or condition of the Real Property Lease that in the reasonable judgment of Purchaser would materially adversely affect Purchaser's ability to operate the Business at the Real Property as currently conducted and in compliance with law. Notwithstanding the preceding sentence, any matter which constitutes a Permitted Encumbrance shall be excluded from the definition of Real Property Matter.

    "Release" shall mean any past or present, intentional or unintentional, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing or having contained any Hazardous Material).

    "Seller" shall mean DC Liquid System Technologies, Inc., a Delaware corporation.

    "Seller's Indemnifiable Damages" shall have the meaning ascribed to such term in Section 10.2 of this Agreement.

    "To the best knowledge and belief" with respect to a party shall mean such matters as are actually known by or reasonably should have been known by such party. Without limiting the generality of the preceding sentence, written notice received by such party with respect to a matter shall be deemed to constitute actual knowledge of such matter.

2.  PURCHASE AND SALE OF ASSETS.

    2.1. Purchase and Sale of Assets. Subject to the terms and conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller for the Purchase Price (as calculated pursuant to Section 2.3), free and clear of all liens, encumbrances, security interests, purchase rights, pledges, charges, mortgages, claims or any other limitations or restrictions whatsoever, all of Seller's right, title and interest in and to the properties and assets of Seller of every kind, nature and description, tangible and intangible, wherever situated, other than those specifically excluded in Section 2.2 of this Agreement, including, without limiting the generality of the foregoing, the following (hereinafter referred to collectively, together with the Real Property Lease, as the "Assets"):

          2.1.1. all of Seller's machinery and equipment and other fixed assets of every kind, wherever located, including, but not limited to, machinery and equipment owned or used by Seller and located at the Real Property and including, without limitation, manufacturing machines and equipment, assembly machines and equipment, warehouse equipment, shipping equipment, spare parts, supplies, tools, fixtures and dies, office equipment, office furniture and furnishings and supplies, and specifically including, but not limited to, those items of machinery and equipment and other fixed assets described on Schedule 2.1.1 ("Equipment"); and

          2.1.2. all of Seller's inventories of supplies, merchandise, materials and products, including raw materials, work in process, finished and semifinished products, and all other merchandise on hand at Seller's premises or at other locations and all rights of Seller to unfilled orders for any of the foregoing to the extent that Seller has not received delivery thereof ("Inventory"); and

          2.1.3. all intellectual property rights of Seller (to the extent transferred to Purchaser pursuant to the Intellectual Property Assignment Agreement) and of DCC (to the extent licensed to Purchaser pursuant to the Patent Cross-License Agreement), including but not limited to the patents and patent applications, know-how, trade secrets, unpatented inventions, invention disclosures, copyrights (and copyright registrations and applications), registered and unregistered trade names, marks, logos and designs and associated goodwill, plans, drawings, sketches and designs, process sheets, manufacturing data and procedures, processes, specifications, formulations, recipes, tooling designs, repair histories, bills of material, parts lists, documentation and other technology and intangible property, wherever located (collectively referred to hereinafter as the "Intellectual Property Rights"), all of which shall be assigned or licensed to Purchaser pursuant to the Intellectual Property Assignment Agreement and the Patent Cross-License Agreement; provided, however, that Intellectual Property Rights shall not include (i) materials and documents associated with nonscientific training and methods (such as DCC training manuals, computer software (as specified in Section 2.2.4) and economic evaluation models), not required for the continuation of the Business, that are identified as proprietary to DCC via joint inspection by DCC and Purchaser, or (ii) DCC's preformed structural silicone adhesives adhesive and release liner technology as more fully described and defined in the Intellectual Property Assignment Agreement; and

          2.1.4. all of Seller's books, records and computer software (excluding computer software owned by DCC) of every kind pertaining to inventories, equipment, intangible property, agreements, customers, credit information, sales prospects and suppliers (including all customer, sales prospect and supplier lists, and all invoices for materials and services acquired by Seller from January 1, 1993 through to Closing); and

          2.1.5. all of Seller's advertising and promotional literature and material, including, without limitation, catalogs, brochures, pamphlets, artwork and printing plates used in connection with the Business; and

          2.1.6. all unfilled customer orders accepted by Seller in the ordinary course, at prices and quantities comparable to those applicable to such customers during the twelve (12) month period preceding the signing of this Agreement, where the products of the Business have not been delivered nor paid for (which orders are set forth on Schedule 2.1.6); provided, however, that the terms of the sale, credit and warranty of such orders are acceptable to Purchaser. If such terms of sale, credit and warranty are not acceptable to Purchaser, Purchaser shall accept such order only upon the arrangement by Purchaser, Seller and such customer of sale, credit and warranty terms that are acceptable to Purchaser. Without limiting the generality of the foregoing, it is the expectation of the parties that Purchaser will accept all such orders on the terms and conditions identified as "Seller's Standard Terms and Conditions of Sale" on Schedule 4.16.3, provided that Seller shall remain liable for and shall indemnify and reimburse Purchaser for any loss or expense suffered by Purchaser to the extent that any such order is more burdensome than Seller's Standard Terms and Conditions of Sale.

    2.2. Excluded Assets. The purchase, sale and transfer of the Assets pursuant to Section 2.1 shall exclude only the following assets of Seller ("Excluded Assets") as of the Closing Date:

          2.2.1. all accounts receivable for products shipped by Seller prior to Closing ("Accounts Receivable");

          2.2.2.  the stock ledger, tax returns and minute books of Seller;

          2.2.3. all cash on hand and in banks or other financial institutions;

          2.2.4. the following computer software owned by DCC: IBM PROFS or OfficeVision system and the Dow Corning Financial Information System ("FISS"); and

          2.2.5. contractual obligations between Seller and Dow Corning Europe, a branch of DCC, as set forth in Schedule 2.2.5.

    2.3. Amount of Purchase Price. The purchase price for the Assets shall equal the sum of the following amounts in U.S. dollars (as adjusted pursuant to this Agreement and set forth on the Closing Statement, the "Purchase Price"): (a) Nine Million Three Hundred Thousand ($9,300,000) Dollars,; plus
(b) an amount equal to the Net Operating Asset Value.

    2.4.  Payment of Purchase Price.

          2.4.1. In consideration of the sale, assignment, transfer, conveyance and delivery of the Assets, and the agreements set forth herein, and in reliance upon the representations, warranties and covenants made herein by Seller and DCC, Purchaser shall pay to Seller at the Closing the Purchase Price, in the manner hereinafter set forth and subject to pre- and post-Closing adjustment pursuant to the provisions of this Agreement:
(i) Seven Million Eight Hundred Thousand ($7,800,000) Dollars plus an amount equal to the Net Operating Asset Value (calculated for purposes of

Closing in the manner hereinafter set forth) shall be delivered to Seller in immediately available funds by wire transfer or cashier's check, and
(ii) Purchaser shall deliver the Purchaser Note, in the form annexed hereto as Exhibit 2.4, duly executed by Purchaser, in payment of the balance of the Purchase Price.

          2.4.2. For purposes of determining the amount of the cash payment to be delivered by Purchaser to Seller at Closing pursuant to Section 2.4.1, the Net Operating Asset Value shall be the sum of: (i) the net value (i.e., book value less accumulated depreciation and amortization) of Seller's property, plant and equipment as reflected on its books (calculated in a manner in all respects consistent with past practice) as of the Closing Date, which net value shall be calculated in the manner set forth in Schedule 2.4.2, plus (ii) the value of Seller's prepaid assets as reflected on its books (calculated in a manner in all respects consistent with past practice) for the month-end immediately preceding or on the Closing Date, plus (iii) the Book Value of Inventory determined as of the Pre-Closing Date.

          2.4.3. Within five (5) days after the Closing Date, the Book Value of Inventory as of the Closing Date shall be determined by Seller and an illustration thereof shall be delivered by Seller to Purchaser. If the amount of the Book Value of Inventory as of the Closing Date is greater than the amount of the Book Value of Inventory as of the Pre-Closing Date, then Purchaser shall within twenty-five (25) days after Closing pay the difference to Seller. If the amount of the Book Value of Inventory as of the Closing Date is lower than the amount of the Book Value of Inventory as of the Pre-Closing Date, then Seller and DCC shall be jointly and severally liable to pay, and shall pay, to Purchaser the amount of such difference no later than twenty-five (25) days after the Closing.

    2.5. Assignment of Real Estate Lease. At the Closing, Seller shall assign, transfer and convey to Purchaser pursuant to an Assignment, Assumption and Modification of Lease in the form annexed hereto as Exhibit
2.5 or in such other form as shall be acceptable to Purchaser (the "Assignment, Assumption and Modification of Lease") all of Seller's right, title and interest in and to the Real Property Lease and shall surrender to Purchaser as of the Closing Date exclusive possession and use of the Real Property as a lessee of the Real Property (subject to the rights of Landlord under the Real Property Lease).

    2.6. Assumed Liabilities. At Closing, Purchaser will assume the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser will not assume or become liable on any agreement, contract or lease of Seller, any of Seller's Affiliates or DCC or for any indebtedness, obligations or liabilities of Seller, any of Seller's Affiliates or DCC of any kind or nature, whether accrued, absolute, contingent, matured, determinable, known, unknown, present, future or otherwise, including but not limited to all obligations and liabilities of Seller as of the Closing Date to present and former employees. Purchaser and Seller agree to adjust for and pay any and all real property taxes required to be paid by the Lessee under the Real Property Lease in the same manner as are customarily adjusted for commercial transactions in the Elk Grove Village, Illinois area. Notwithstanding the preceding sentence, Seller shall be solely responsible for payment of any and all federal, state and local sales, use, conveyance and transfer taxes with respect to or arising as a result of the transactions contemplated hereby. Seller and Purchaser agree to cooperate in good faith with each other in the preparation, filing (if applicable) and retention of any resale or other exemption certificates or similar documents reasonably necessary in connection with any such sales and real estate transfer taxes.

    2.7. Vacation and Severance Pay. Seller shall pay to Purchaser an amount equal to the aggregate accrued and unused 1996 and 1997 vacation pay obligation owed by Seller as of the Closing Date, as set forth on Schedule 4.8.2A and Schedule 4.8.2B, to employees of Seller hired by Purchaser as of the Closing Date. For purposes of the transactions occurring at Closing, Seller and Purchaser shall estimate in good faith the amount of Seller's obligation under this Section 2.7 and such amount shall be paid to Purchaser at Closing. Such amount shall be adjusted as necessary twenty-five (25) days after the Closing. Seller shall pay all severance pay owed to Seller's employees as a result of the transactions contemplated by this Agreement.

    2.8. Prorations. All ad valorem taxes, business licenses, permits, leasehold rentals, utilities and other customarily proratable expenses of Seller relating to the Assets (including credits in Purchaser's or Seller's favor, as appropriate, for any security deposits, including that related to the Real Property Lease, with respect thereto) payable prior to or subsequent to the Closing Date and relating to a period of time both prior to and subsequent to the Closing Date will be prorated between Purchaser and Seller as of the Closing Date.

    2.9. Material Supply Agreement. At the Closing, DCC and Purchaser shall each execute and deliver to the other the Material Supply Agreement in the form annexed hereto as Exhibit 2.9.

    2.10. Non-Competition and Confidentiality Agreement. At the Closing, Seller, DCC and Purchaser shall each execute and deliver to the other the Non-Competition and Confidentiality Agreement in the form annexed hereto as
Exhibit 2.10.

    2.11. Cooperative Advertising Agreement. At the Closing, DCC and Purchaser shall each execute and deliver to the other the Cooperative Advertising Agreement in the form annexed hereto as Exhibit 2.11.

    2.12. Joint Development Agreement. At the Closing, DCC and Purchaser shall each execute and deliver to the other the Joint Development Agreement in the form annexed hereto as Exhibit 2.12.

    2.13. Allocation of Purchase Price. The parties hereto contemplate that the total Purchase Price shall be allocated among the Assets and the Non- Competition and Confidentiality Agreement, the Material Supply Agreement, the Assumption, Assignment and Modification of Lease, and the Cooperative Advertising Agreement for purposes of Section 1060 of the Internal Revenue Code in the manner set forth on Schedule 2.13. The parties hereto further agree to abide by such allocations and not to take any position inconsistent therewith on any filing with the Internal Revenue

Service or in connection with any other matter. The parties shall cooperate with respect to any required Internal Revenue Service filing relative to such allocation.

3.  COVENANTS AND UNDERTAKINGS.

    3.1.  Access to Books, Records and Assets.

          3.1.1. At all reasonable times during normal business hours and with reasonable prior notice to Seller, prior to and including the Closing Date, Seller and DCC will allow Purchaser, its accountants, counsel and other representatives access to Seller's personnel consistent with Section 3.4 hereof and access to all current and historical books, records, files, documents, assets, properties, contracts and agreements of Seller regarding the Assets or Business, of every kind and nature, which may be requested by Purchaser, including without limitation all information in the possession of Seller and DCC with respect to conformance with government requirements and the creditworthiness of and any open complaints or unresolved disputes with the parties with whom Seller has contractual relationships pursuant to any Material Contract. Seller and DCC shall also furnish Purchaser, its accountants, counsel and other representatives during such period all information concerning the Assets or Business which may be reasonably requested. Purchaser will conduct any investigation in a manner which will not unreasonably disrupt the Business of Seller.

          Further, Purchaser agrees to provide personnel of Seller and DCC access to such books and records for a period not to exceed sixty (60) days after the Closing for copying for Seller's Record Retention purposes. Such access shall be at reasonable times in such period during normal business hours and with reasonable prior notice to Purchaser, and Seller and DCC in utilizing such access shall not unreasonably disrupt the business of Purchaser. Such books and records and the information therein obtained by Seller and DCC shall remain subject to the Non-Competition and Confidentiality Agreement.

          3.1.2. Prior to and after the Closing, Seller and DCC shall cooperate with Purchaser and its accountants as necessary to permit Purchaser and its accountants to prepare audited financial statements of Seller, as of December 31, 1996, no later than sixty (60) days after the Closing.

          3.1.3. After Closing, Purchaser shall provide Seller such access to books and records of the Business, relating to periods prior to the Closing, as it may reasonably require in order to comply with applicable governmental reporting requirements and to participate in regulatory or judicial actions or events occurring after the Closing affecting Seller or DCC which arise from conditions caused or events occurring prior to the Closing.

    3.2. Environmental Due Diligence. Purchaser's counsel shall engage an environmental consulting firm acceptable to Seller and such other environmental professionals, if any, as shall be agreed to by Seller and Purchaser, to perform environmental and site conformance assessments on Purchaser's behalf. Seller shall reimburse Purchaser at Closing in the amount of Six Thousand Five Hundred ($6,500) Dollars in connection with such assessments.

    3.3.  Consents, Waivers and Approvals.

          3.3.1. Consent of Landlord. Seller shall cooperate with Purchaser, to the extent requested by Purchaser, in obtaining Landlord's execution of the Assignment, Assumption and Modification of Lease.

          3.3.2. Other Consents. Seller and DCC shall obtain the written waiver, consent and approval of all Persons (other than consents described in Section 3.3.1) whose waiver, consent or approval is required, or reasonably requested by the Purchaser, in order to permit Seller and DCC to consummate the transactions contemplated by this Agreement and to enable Purchaser to operate the Business after the Closing as the Business is presently conducted. All such waivers, consents and approvals obtained shall be delivered to Purchaser at the earlier of receipt or ten (10) days prior to Closing.

          3.3.3. Purchaser's Licenses, Permits and Approvals. Purchaser shall obtain as promptly as practicable all licenses and permits required for Purchaser to consummate the transactions contemplated hereunder. Seller shall reasonably cooperate with Purchaser in obtaining all such licenses and permits.

          3.3.4. Bankruptcy Court Approval. DCC shall file with the United States Bankruptcy Court for the Eastern District of Michigan (the "Bankruptcy Court") and shall prosecute to conclusion, in accordance with applicable rules of procedure, the Motion to Approve Transaction by Dow Corning Corporation and DC Liquid System Technologies, Inc. annexed hereto as
Exhibit 3.3.4 and shall seek the entry by the Bankruptcy Court of one of the two proposed orders included in Exhibit 3.3.4 in connection with such Motion to obtain, to the extent required, all necessary authority under the Bankruptcy Code for DCC to execute and perform its obligations under this Agreement and all other agreements contemplated hereby, including without limitation those obligations of DCC that exist or arise after the Closing. As of the Closing Date, the Bankruptcy Court shall have entered one of such orders in the form annexed hereto, subject only to such modification thereof as shall be reasonably acceptable to Purchaser, and such order shall have become final and non-appealable and shall not have been modified, amended, vacated, stayed, or otherwise altered in any way not reasonably acceptable to Purchaser, nor shall any proceeding be pending in such Bankruptcy Court or any appellate court to restrain or prohibit
DCC or Seller from performing any obligation under this Agreement or any agreement contemplated hereby.

    3.4.  Employees.

          3.4.1. By the Closing, Seller shall have provided Purchaser with such opportunity and access as Purchaser may reasonably request for the purpose of conducting pre-employment interviews, obtaining employment applications and other forms, and conducting meetings with Seller's employees. By such date, Seller also shall have provided Purchaser with a list of the names, dates of hire and base salaries of all current salaried and hourly employees of Seller as of the date of this Agreement, together with job descriptions for each employee and such access as Purchaser shall request to the personnel files (excluding employee medical and disciplinary information) of such employees. Seller will provide to the Purchaser on or before the Closing Date a revised list with such information as of the end of Seller's payroll period immediately preceding the Closing Date.
At Closing, Seller shall transfer to Purchaser all of its personnel records pertaining to employees of Seller hired by Purchaser.

          3.4.2. At such time and in such manner as shall be agreed to by Seller and Purchaser, Purchaser shall make offers of employment, conditioned on the occurrence of the Closing, to such employees of Seller as Purchaser shall in its discretion determine to hire and the employment of such employees by Seller shall terminate as of the Closing. Notwithstanding the preceding sentence, it is the intention of the parties that Purchaser will offer employment to most of Seller's current employees and Purchaser agrees to endeavor to satisfy its employment needs for the Business with Seller's existing employees to the extent that it is reasonably possible to do so consistent with Purchaser's good faith business judgment. As between Seller and Purchaser, all terms of employment by Purchaser of such employees of Seller shall be determined by Purchaser, provided, however, that Purchaser shall assume Seller's accrued and unused 1996 and 1997 vacation pay liability with respect to such employees to the extent that such liability is disclosed on Schedule 4.8.2A and Schedule 4.8.2B. With the prior written consent of DCC, Purchaser may, in its discretion, offer employment to DCC employees directly supporting Seller's operations.

          3.4.3. As soon as practicable after the Closing Date, Seller or DCC shall have contributed to Seller's Retirement Plan with respect to calendar year 1996 an amount equal to Seller's contribution obligation for such year, prorated through the Closing Date and shall have provided for the vesting, for all of Seller's employees, of their rights in the employer's contributions to the Retirement Plan.

          3.4.4. Within 30 days after the Closing Date, Seller shall satisfy in cash its 1996 obligation to each of Seller's employees under Seller's employee bonus program.

          3.4.5. On or prior to the Closing Date, Seller shall satisfy in cash all outstanding obligations owed by Seller to Seller's employees in respect of sales commissions.

    3.5. Notification by Purchaser. Purchaser shall give notice to Seller and DCC promptly upon its discovery, by any means, of any information which would indicate that any representation or warranty of Seller or DCC in this Agreement or in any document delivered by Seller or DCC to Purchaser or its representatives under this Agreement is or may be in the opinion of Purchaser untrue in any material respect.

    3.6. Notification by Seller. Seller shall give notice to Purchaser promptly upon its discovery, by any means, of any information which would indicate that any representation or warranty made by it in this Agreement or in any document delivered by it to Purchaser or its representatives under this Agreement is or may be in the opinion of Seller untrue in any material respect.

    3.7. Notification by DCC. DCC shall give notice to Purchaser promptly upon its discovery, by any means, of any information which would indicate that any representation or warranty made by it in this Agreement or in any document delivered by it to Purchaser or its representatives under this Agreement is or may be in the opinion of DCC untrue in any material respect.

    3.8.  Business Operating Covenants.

          3.8.1. Conduct of the Business. From the date hereof through the Closing Date, Seller will: (i) conduct the Business only in the ordinary and usual course and in all respects in a manner consistent with past practices (including, without limitation, the timely payment of accounts payable and other obligations of the Business); (ii) maintain in good repair consistent with past practices, at its expense, all of the tangible personal property which is part of the Assets; (iii) comply in all material respects with all laws, regulations, policies, guidelines, orders, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to the Assets or the Business; (iv) keep available (in the ordinary and usual course of business consistent with past practice and without any obligation to spend money other than in the ordinary and usual course of business) the services of the employees of the Business and seek to preserve Seller's contracts and other business relationships with licensors, suppliers, dealers, customers and others having contracts or business relationships with the Business; and (v) promptly notify Purchaser of any extraordinary or material change in the normal conduct of the Business. To the degree legally permissible in the reasonable opinion of Seller's counsel, Seller's management will confer with Purchaser on a regular and frequent basis to discuss the general status of the ongoing operations of the Business and any material problems relating to the conduct of the Business.

          3.8.2. Forbearance by Seller. Seller will not, after the date hereof and prior to the Closing Date, without the prior written consent of
Purchaser: (i) sell or dispose of any of the Assets (except Inventory sold in the ordinary course of business); (ii) mortgage, pledge or otherwise encumber any of the Assets; (iii) amend, modify or cancel, or waive any right of Seller under any Material Contract or any breach or default by Landlord under the Real Property Lease; (iv) alter in any way the manner in which it has regularly and customarily maintained the books of account and records of the Business; (v) increase the compensation payable to employees employed in the Business other than compensation increases made in the ordinary and usual course of business, consistent with past practices and existing policies; (vi) negotiate with or supply information to any Person or entity other than Purchaser regarding the sale of all or any portion of the Business or the Assets other than sales of Inventory in the ordinary course of business; or (vii) alter the Real Property in any way that would create an obligation under the Real Property Lease to restore the premises upon termination of the Real Property Lease.

          3.8.3. Cooperation and Liaison. Seller and DCC shall cooperate in good faith with Purchaser prior to and after Closing and assist Purchaser, as reasonably requested, in connection with operational matters relating to the transition of the Business to the degree legally permissible in the reasonable opinion of Seller's legal counsel.

    3.9.  Risk of Loss.

          3.9.1. Ordinary Course of Business Risk. In the event that any Asset suffers a material loss or damage or any Asset is destroyed in the conduct of the Business in the ordinary course pursuant to Section 3.8.1 hereof, Seller shall repair or replace such Asset consistent with its prior condition at least ten (10) days prior to the Closing Date to the degree reasonably practicable or, in the event of (i) an inability to restore or replace such Asset consistent with its prior condition or (ii) such a loss or damage or destruction occurring less than ten (10) days prior to Closing, Seller shall make such other arrangements as are reasonably acceptable to Purchaser.

          3.9.2. Material Adverse Change Risk. In the event that any Asset suffers a material loss or damage or any Asset is destroyed as a result of the occurrence of a Material Adverse Change (as such term is defined for the period commencing after November 4, 1996 and ending at the Effective Time), Seller shall have the option, but not the requirement, to repair or replace such Asset consistent with its prior condition at least ten (10) days prior to the Closing Date to the degree reasonably practicable or, in the event of (i) an inability to restore or replace such Asset consistent with its prior condition or (ii) such a loss or damage or destruction occurring less than ten (10) days prior to Closing, Seller shall have the option, but not the requirement, to make such other arrangements as are reasonably acceptable to Purchaser. In the event that Seller neither repairs nor replaces such Asset nor makes other arrangements reasonably acceptable to Purchaser, Purchaser shall be excused from its obligation to close the transactions contemplated by this Agreement.

          3.9.3. Other Risk. In the event that any Asset or any portion of the Business suffers a material loss or damage or any Asset or any portion of the Business is destroyed as a result of events or circumstances other than those referred to in Section 3.9.1 and Section 3.9.2 (e.g. risk of market decline, risk of general or specific business decline, risk of employees terminating employment with Seller, etc.), Seller shall have no obligation to repair or replace such Asset or portion of the Business and the risk of any such loss shall be solely that of the Purchaser.

    3.10. Post-Closing Collection of Accounts Receivable and Other Post-Closing Adjustments.

          3.10.1. Purchaser agrees that it will act as an agent for the benefit of Seller for one hundred eighty (180) days (the "Collection Period") after the Closing Date to collect the Accounts Receivable. Purchaser agrees to use its good faith reasonable efforts (consistent with those it would use on its own behalf but excluding institution of litigation) to collect the Accounts Receivable and will take no action intended to discourage any customer from paying any account receivable. Seller agrees that Purchaser shall have the right and authority to collect the Accounts Receivable. Purchaser agrees that it shall remit to Seller on the first day of each calendar month after the Closing until the end of the Collection Period all monies received by Purchaser with respect to Accounts Receivable during such Collection Period. Purchaser shall not be liable to pay Seller interest on any monies received by it on behalf of Seller hereunder. Seller shall have the right to take back the collection of all, or any, of such Accounts Receivable from Purchaser at any time.

          3.10.2. Where Purchaser has its own receivables due after the Closing Date on sales by Purchaser relating to the Business (as opposed to unrelated sales Purchaser has made to such customer) from any customer obligated on an Account Receivable, all amounts collected by Purchaser from each such customer, other than amounts in payment of C.O.D. sales by Purchaser to such customer, shall be applied first to the payment of the oldest Accounts Receivable; provided, however, that:

          (a) all claims of such customer of deductions, refunds, credits or allowances (including volume rebates) pertaining to any such Account Receivable shall be deducted from the face value of such Account Receivable or, if Seller disputes the claim of such customer, such Account Receivable shall be returned to Seller;

          (b) monies collected from a customer and designated in writing as being a payment of an invoice issued by Purchaser shall be retained by Purchaser and applied against Purchaser's receivable; and

          (c) where a customer has indicated that it disputes a particular invoice, such Account Receivable shall be returned to Seller.

    Seller shall assume responsibility for the collection of Accounts Receivable returned to it pursuant to paragraph (a) or paragraph (c) above, and Purchaser shall in no event have any responsibility with respect to the disputed matter or the collection of such Accounts Receivable.

    The records relating to all Accounts Receivable uncollected at the end of the Collection Period will be returned to Seller, and Seller shall assume responsibility for the collection of such uncollected Accounts Receivable at such time.

    Notwithstanding the foregoing provisions of this Section 3.10, Purchaser shall have the right in its sole discretion to discontinue sales to any customer of Seller which is delinquent in making payments either with respect to Accounts Receivable or in respect of any sale by Purchaser to such customer, or which Purchaser otherwise in its discretion deems to be a poor credit risk. Moreover, nothing set forth herein shall restrict Purchaser's discretion to conduct business with any customer obligated on an Account Receivable only on a C.O.D. basis. C.O.D. payments received by Purchaser with respect to sales by Purchaser to such customer shall be for the sole account of Purchaser.

          3.10.3. Purchaser shall promptly turn over to Seller all records relating to any account receivable responsibility for the collection of which is taken back by Seller.

          3.10.4. Purchaser shall not be compensated for its services hereunder. Purchaser shall not be responsible for amounts not collected hereunder. Purchaser shall not have any obligation, at any time, to take any legal action to collect any such Account Receivable.

          3.10.5. Seller hereby appoints Purchaser, or such employee or agent of Purchaser as Purchaser may designate, to accept on Seller's behalf and to endorse Seller's name, or other appropriate endorsement on any checks or other forms of payment that may come into Purchaser's possession pursuant to this Section 3.10 but for no other purpose whatsoever. This power of attorney may be revoked by Seller at any time concurrently with the termination of the Purchaser's services to Seller under this Section 3.10.

          3.10.6. Seller shall promptly reimburse Purchaser for the amount of any payment made by Purchaser to Seller with respect to an Account Receivable collected by Purchaser pursuant to this Section 3.10 if the check received by Purchaser in payment thereof is subsequently returned for insufficient funds or any other reason.

          3.10.7. Solely for administrative convenience and without imposing any liability on Purchaser, Purchaser shall pay, on behalf of Seller, any liabilities arising after the Closing which are liabilities of Seller if and to the extent that Seller authorizes Purchaser to deduct these amounts from remittances to Seller for collection of accounts receivable (as specified in 3.10.1).

    3.11. Post-Closing Customer Service. Purchaser shall, until six (6) months after the Closing, satisfy customer product returns and complaints pertaining to product sold and services rendered by Seller in the ordinary course of business prior to Closing, provided that such product has been sold, or services rendered, in accordance with terms acceptable to Purchaser and consistent with Seller's prior practices listed on Schedule 4.16.3. Purchaser shall account for all costs and expenses associated with such activity and Seller will promptly reimburse Purchaser therefor; provided, however, that Purchaser shall consult with Seller and Seller shall promptly participate in such consultation prior to attending to any individual customer complaint or return that Purchaser estimates involves in excess of One Thousand ($1,000) in sales value. In no event shall Purchaser be liable for or have any obligation to Seller or any other person or entity with respect to any product sold or services rendered prior to the Closing other than in conformance with Seller's aforementioned standard terms, conditions and warranties, nor shall Purchaser have any liability for any consequential or incidental damages resulting from any sale by Seller prior to the Closing.

    3.12. Removal of Hazardous Waste. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall not purchase, and Seller shall remove at its sole cost and expense within thirty (30) days after the Closing, any and all waste Hazardous Material located at the Real Property and all other Hazardous Material (including but not limited to production, laboratory and engineering materials) located at the Real Property and designated by Purchaser as not needed for ongoing operations.

4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND DCC.

    The Seller and DCC jointly and severally represent and warrant to Purchaser as follows:

    4.1. Organization and Standing. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware, DCC is a corporation validly existing and in good standing under the laws of the State of Michigan, and each of Seller and DCC has the full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets which it now owns or leases. Seller is now, and will be at Closing, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have an adverse effect on the Business. DCC owns all of the outstanding capital stock of Seller.

    4.2. Authority and Status. Each of Seller and DCC has the corporate power and authority to execute and deliver this Agreement and each and every agreement, document and instrument provided for herein, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby without the necessity of any act or consent of any other Person whomsoever, except as listed on Schedule 4.2. The execution, delivery and performance of this Agreement has been duly authorized and approved by the Boards of Directors of Seller and by DCC as Seller's sole shareholder. This Agreement constitutes the valid and legally binding obligation of each of Seller and DCC and is enforceable against each such party in accordance with its terms, except as enforceability may be limited by applicable equitable principles, whether applied in an action at law or in equity, by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally or by the discretion of a court of competent jurisdiction expressed in an order.

    4.3.  Ownership of Assets and Condition of Certain Assets.

          4.3.1. Real Property Lease. Seller owns no real property and its sole interest in real property is the Real Property Lease. The Real Property Lease is in full force and effect, is fully and freely assignable to Purchaser (provided Landlord executes the Assignment, Assumption and Modification of Lease) and constitutes the legal, valid and binding obligation of Seller and Landlord enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles, whether applied in an action at law or in equity, by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally or by the discretion of a court of competent jurisdiction expressed in an order. Except as set forth on Schedule 4.3.1, neither Seller nor any guarantor of Seller's obligations under the Real Property Lease nor, to Seller's or DCC's best knowledge and belief, Landlord is in default under the Real Property Lease nor has any event occurred or does any condition exist which, with notice or lapse of time, or both, would constitute a default under the Real Property Lease. No Real Property Matter presently exists nor will any Real Property Matter exist on or as of the Closing Date. The Real Property and all building operating systems and connected utilities are in a reasonable state of repair, have been maintained by Seller and Landlord, as the case may be, in accordance with their respective obligations under the Real Property Lease and are suitable in their present condition for the operation of the Business presently conducted there, and, except as set forth on Schedule 4.3.1, no action by Seller, DCC or any predecessor at any time prior to the date hereof will trigger any obligation to Landlord at the termination of the Real Property Lease to restore the Real Property to a prior condition. Each of Seller's presently scheduled, contemplated or planned maintenance, repair or renovation projects with respect to the Real Property, whether required by the terms of the Real Property Lease or otherwise necessary or appropriate in connection with the operation of the Business, that has an estimated expense in excess of One Thousand ($1,000) Dollars, is described and the estimated cost thereof is set forth on Schedule 4.3.1. The Real Property is in complete compliance with the federal Americans With Disabilities Act and any similar stated statute or regulation. To the best knowledge and belief of Seller and DCC, Schedule 4.3.1 includes a list of all components of additional rent under the Real Property Lease and the amount currently being charged to Seller by Landlord with respect to each such component.

          4.3.2. Equipment. Set forth on Schedule 4.3.2A is a list and description of all owned, and Schedule 4.3.2B is a list and description of all leased Equipment included in the Assets to be sold or transferred to Purchaser hereunder. As of the Closing, Seller shall have and shall convey at Closing good and valid title to all of the items of Equipment that it purports to own and which are included in the Assets, free and clear of any liens, claims, damages, options, rights of third parties or other encumbrances of any nature whatsoever, except as set forth on Schedule 4.3.2A and Schedule 4.3.2B. The Equipment located at the Real Property and used by Seller in the conduct of the Business is either owned or leased by Seller and Seller's interest therein will be conveyed to Purchaser pursuant to this Agreement. The Equipment is, taken as a whole, in good operating condition and repair, subject to ordinary wear and tear, and conforms to all applicable requirements under the federal Occupational Health and Safety Act and any similar state statute or regulation.

          4.3.3. General Warranty. The Assets, together with the Real Property Lease, include, without limitation, all property, real and personal, tangible and intangible, and all rights in and to property, except the Excluded Assets, that are owned or used by Seller in the conduct of the Business.

    4.4. Options. Neither Seller nor DCC is a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Assets has been granted to anyone, other than sales of Inventory in the ordinary course of business and except to Purchaser pursuant to this Agreement.

    4.5. Agreement Does Not Violate Other Instruments. Except as set forth on Schedule 4.5, and except with respect to matters as to which this Agreement contemplates that the consent of third parties will be obtained, the execution, delivery and performance of this Agreement and each and every other agreement, document and instrument provided for herein by Seller and by DCC, does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of Seller or the Restated Articles of Incorporation or Bylaws of DCC, the respective governing documents of either corporation, or violate or constitute an occurrence of default under any provision of or conflict with, result in acceleration of any obligation under, or give rise to any right by any party to terminate its obligations under any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, injunction, judgment, decree or other arrangement to which either Seller or DCC is a party or by which either is bound or to which the Assets or Business is subject.

    4.6. Litigation. Except as set forth on Schedule 4.6, (i) there are no actions, suits, investigations or proceedings (whether civil or criminal) pending or, to the best knowledge and belief of Seller and DCC, threatened, against Seller or affecting the Business or the Assets, or against DCC concerning Seller, the Business or the Assets, at law or in equity, by or before any court or governmental department, agency or instrumentality; (ii) there are presently no outstanding judgments, decrees or orders of any court or any governmental department, agency or instrumentality or administrative agency against Seller or affecting the Business or the Assets, or against DCC concerning Seller, the Business or the Assets; and (iii) no action or proceeding has been instituted or, to the best knowledge and belief of Seller or DCC, threatened against Seller or DCC before any court or other governmental body by any Person or public authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    4.7. Licenses, Permits and Compliance with Law. Seller holds all licenses, certificates, permits, franchises, rights and other approvals and authorizations from all appropriate federal, state, local or other public authorities legally required for the use of the Assets and the operation of the Business and all such licenses, certificates, permits, franchises and rights are in full force and effect and, if material to the operation of the Business, copies thereof are set forth in Exhibit 4.7. Except as noted on
Schedule 4.7, Seller is presently conducting the Business so as to comply in all material respects with all applicable statutes, ordinances (zoning and otherwise), rules, regulations, orders and decrees of any governmental authority. Further, Seller is not presently charged with, nor to Seller's best knowledge and belief is it under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation affecting or relating to the Assets or the Business; and neither Seller nor DCC is presently the subject of any pending, nor is it aware of any threatened, adverse proceeding by any regulatory authority having or claiming jurisdiction over the Business or the Assets. Seller does not manufacture or sell any product intended to be used as a medical material, medical device or for any medical application, nor does Seller or DCC know of such use of any such product.

    4.8.  Labor and Employment Matters.

          4.8.1. Seller is not a party to any collective bargaining agreement with respect to any employees of the Business with any labor organization, group or association. Except as set forth on Schedule 4.8.1, to the best knowledge and belief of Seller, there are no unfair labor practice, sexual harassment, occupational safety or health or race, age, sex, handicap discrimination charges or complaints or any other charges or complaints alleging illegal or discriminatory practices pending or, to the best knowledge and belief of Seller and DCC, threatened against Seller before any federal, state or local board, department, administration, commission or agency. Except as set forth on Schedule 4.8.1, there are no existing or, to the best knowledge and belief of Seller, threatened labor strikes, disputes, disturbances, grievances, controversies or other labor troubles affecting the Assets or the Business. Except as set forth on Schedule 4.8.1, to the best knowledge and belief of Seller, there are no pending or, to the best knowledge and belief of Seller and DCC, threatened representation questions or proceedings respecting the employees of the Business or any pending arbitration proceedings arising out of or under any collective bargaining agreement or any such threatened proceeding.

          4.8.2. Schedule 4.8.2A sets forth the gross amount of accrued and unused vacation pay for calendar year 1996 owed by Seller as of the Closing Date to each employee of Seller employed on such date who Purchaser has advised Seller will be hired by Purchaser at Closing. Schedule 4.8.2B sets forth the gross amount of accrued and unused vacation pay for calendar year 1997 owed by Seller as of the Closing Date to each such employee.

          4.8.3. The exhibits referred to in this Section 4.8.3 contain true, accurate and complete copies (including all amendments, modifications or supplements), of all unexpired non-competition agreements (Exhibit 4.8.3A), restrictive covenants (Exhibit 4.8.3B) and confidentiality agreements with employees and former employees of Seller (Exhibit 4.8.3C) (and any such agreements of DCC that pertain to the Business), all compensation plans (Exhibit 4.8.3D), and all employee handbooks and statements of employee benefits or policies of Seller in effect at any time during the one-year period preceding the date of this Agreement (Exhibit 4.8.3E).

          4.8.4. Exhibit 4.8.4 contains true, accurate and complete copies of Seller's files and records relating to employee health and safety matters for the three-year period prior to the Closing, including without limitation OSHA 200 logs, federal and state occupational health and safety act inspection results, and workman's compensation claim and loss information.

    4.9. Environmental Laws. Except as set forth on the Schedule 4.9A, to the best knowledge and belief of the Seller:

          (a) Neither the Seller nor any Affiliate, has, contrary to any statute, law, ordinance or regulation, Managed or Released any Hazardous Material at, on, in, to or from any property or business now or previously owned, operated, leased, controlled, used, occupied or conducted by Seller.

          (b) Seller has not, contrary to any statute, law, ordinance or regulation, Managed or Released any Hazardous Material, on, in, to, or from any location which is the subject of federal, state or local governmental actions or other investigations known to Seller, including but not limited to placement on any list of possibly contaminated sites which may lead to claims, liabilities, costs or causes of action against Seller, or any predecessor thereof, for investigation of clean-up costs, remedial work, damage to natural resources or for personal injury or property claims, including but not limited to claims under the Environmental Laws.

          (c) Seller holds all Environmental Permits, and all such Environmental Permits, if any, are listed on Schedule 4.9B. All such Environmental Permits, if any, are in full force and effect, and Seller is in compliance with the terms of such Environmental Permits.

          (d)  Seller has complied with applicable Environmental Laws.

          (e) Seller has not received any request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Material.

          (f) No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been proposed or assessed and no investigation or review is pending or threatened by any governmental or other entity: (A) with respect to any alleged violation by Seller of any Environmental Law; or (B) with respect to any alleged failure by Seller to have any Environmental Permit; or (C) with respect to the Management of any Hazardous Material, by or on behalf of Seller.

          (g) No actionable levels of PCBs are or have been present at any property or Business now or previously owned, operated, leased, controlled, used, occupied or conducted by Seller, nor are there any underground storage tanks, active or abandoned, at the property now or previously owned, operated, leased, controlled, used, occupied or conducted by Seller. Any ACMs which were previously present at any such property or Business have been properly removed from such property or Business.

          (h) No oral or written notification of a Release or threat of Release of a Hazardous Material has been filed by or on behalf of Seller in relation to any property or Business now or previously owned, operated, leased, controlled, used, occupied or conducted by Seller. No such property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

          (i) There are no environmental liens on any property owned or leased by Seller and no government actions have been taken or are in process or pending which could subject any of such properties to such liens.

          (j) Seller would not be required to place any notice or restriction relating to the presence of Hazardous Material in the deed to the property owned or leased by it, and no property now or previously owned or leased by Seller, has such a notice or restriction in its deed or any other instrument of conveyance.

          (k) There have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation (i) to any real estate now or previously owned, operated, leased, controlled, used, or occupied by Seller or (ii) to its Business that could lead to any future environmental claims, liabilities, or responsibilities against Purchaser or against Seller.

          (l) Seller does not know of any facts or circumstances related to Environmental Matters concerning its properties, leaseholds or Business now or previously owned, operated, leased, controlled, used, occupied or conducted by Seller, that is reasonably expected to lead to any future environmental claims, liabilities or responsibilities.

    4.10. Employee Benefit Plans.

          4.10.1. Identification of Benefit Plans. Schedule 4.10.1 lists each plan, program, arrangement, practice or contract which provides rights, benefits or compensation to or on behalf of one or more of Seller's employees or former employees ("Benefit Plan"), and Seller agrees to furnish a copy of the formal plan documents and formal summary plan descriptions with respect to each such Benefit Plan at Purchaser's request: provided, however, that with respect to the DC Liquid System Technologies, Inc. Employees' Retirement Savings Plan (the "Retirement Plan"), Seller shall provide Purchaser with a copy of the most recent Internal Revenue Service determination letter.

          4.10.2. Title IV of ERISA; Multi-Employer Plan. Except as set forth on Schedule 4.10.2, Seller has not, at any time prior to the Closing,
(i) maintained or been obligated to contribute to any Benefit Plan which is described in Section 4021(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and not excluded by Section 4021(b) of ERISA or (ii) been a party to or withdrawn from any multi-employer plan as defined in Section 3(37) of ERISA.

          4.10.3. Liabilities. Purchaser shall not assume any Benefit Plan maintained by Seller or any obligation to any employee arising from or in connection with any Benefit Plan and shall not be subject to any liability, tax or penalty whatsoever to any Person whomsoever with respect to any Benefit Plan maintained by Seller.

          4.10.4. Retirement Plan. Except as set forth in Schedule 4.10.4, to the best knowledge and belief of Seller:

                a. Seller has performed all of its material obligations under the Retirement Plan and has made appropriate entries in its financial records and statements for all obligations and liabilities under the Retirement Plan that have accrued but are not due.

                b. With respect to the Retirement Plan, Seller and the
                   Retirement Plan are in material compliance with ERISA, the IRC, and other applicable similar laws.

                c. The Retirement Plan is qualified in form and operation
                   under IRC Section 401(a), and the trust for the Retirement Plan is exempt from federal income tax under IRC Section 501(a), and no event has occurred or circumstance exist that will or could give rise to disqualification or loss of tax-exempt status of the Retirement Plan.

          4.10.5. Termination of Retirement Plan. As soon as practicable after the Closing, Seller shall take appropriate action to make final contributions to the Retirement Plan for all Retirement Plan participants as of the Closing, vest the account balances of all Retirement Plan participants as of the Closing and terminate the Retirement Plan in accordance with appropriate procedures prescribed by the Internal Revenue Service and the United States Department of Labor and in accordance with the terms of the Retirement Plan. Seller will provide Purchaser with the documentation needed to implement any potential rollover of the Retirement Plan participants' account balances to a retirement plan maintained by Purchaser and to verify information about the participants for such purpose.

          4.10.6. Medical Plan. Seller will be responsible for all associated costs of employee and employee dependent services arising from activities, treatments, care of illnesses, injuries or conditions covered under Seller's employee group medical insurance plan ("Medical Services") relative to such Medical Services which were provided before the Closing.
To the degree Purchaser pays any such costs, Seller will reimburse Purchaser for such payments by Purchaser.

    4.11. Tax Returns and Liabilities.

          4.11.1. Certain Returns. Except to the degree Seller's income is consolidated with DCC's income for income tax purposes, Seller has made available to Purchaser true, accurate and complete copies of all income, sales and use and other federal, state and local returns relating to the operations of Seller for the 1993 through 1995 calendar years and for the period from January 1, 1996 to Closing.

          4.11.2. Filing Jurisdictions. Schedule 4.11.2 lists every jurisdiction, including but not limited to states, territories, municipalities and foreign countries, other than the United States and the State of Illinois, in which Seller has filed any tax return or similar governmental filing at any time during the three years preceding the date hereof, including a description and, if applicable, identifying number, of each such return or similar governmental filing.

          4.11.3. All Returns Filed. All returns of income, sales and use, and other federal, state and local taxes, that are due to have been filed in accordance with applicable laws have been duly filed, and all taxes shown to be due on such returns have been paid in full. The amounts so paid have been adequate to pay all such taxes, including interest and penalties, due and payable by Seller for all periods covered by those tax returns. Except as set forth on Schedule 4.11.3, no deficiencies for any of such taxes have been asserted or threatened, and no audit of any such returns is currently underway or threatened.

    4.12. No Condemnation or Expropriation. To the best knowledge and belief of Seller, neither the whole nor any portion of the Assets of Seller to be sold to Purchaser hereunder is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, except as
set forth on Schedule 4.12.   Except as set forth on Schedule 4.12, to the
best knowledge and belief of Seller, no such condemnation, expropriation or taking has been proposed, other than condemnations, expropriations or takings for purposes of roadways, electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities which, individually or in the aggregate, would not have an adverse effect on the Business conducted at the Real Property.

    4.13. Broker/Finder. Neither Seller nor DCC nor anyone acting on behalf of either Seller or DCC has retained any broker, investment banker or other financial advisor or representative or agreed to pay any fees or commissions to any agent, finder or broker either in the nature of a finder's or originator's fee or otherwise, in connection with the transactions contemplated by this Agreement.

    4.14. Intellectual Property Rights. No claim, suit or action is pending or, to the best knowledge and belief of Seller and DCC, threatened, alleging that Seller or DCC is infringing upon the intellectual property rights of others, challenging the validity of the Intellectual Property Rights, or alleging that Seller's or DCC's use of the Intellectual Property Rights infringes or conflicts with the rights of others. Except as set forth in
Schedule 4.14, neither Seller nor DCC nor any Affiliate of either of them, nor Dow Corning Toray Silicone Co., Ltd., has transferred any Intellectual Property Right or granted any license to, nor has any such Person entered into or permitted any contract or arrangement with, any Person whatsoever (other than with Purchaser pursuant to the terms of this Agreement) under or by which any Person has obtained or would obtain or be granted the right to use any Intellectual Property Rights in connection with the conduct of any business or undertaking that would compete with the Business. To the best knowledge and belief of DCC, neither Seller nor DCC nor any Affiliate of either of them, nor Dow Corning Toray Silicone Co., Ltd. has transferred, licensed, or otherwise permitted any contract or arrangement with any Person whatsoever under or by which any Person has obtained or would obtain or be granted the right to exclude in any way, Purchaser's ability to use, sell or otherwise transfer DCC Goods (as defined in the Material Supply Agreement) and any DCC product purchased by Seller in 1996 or equivalent DCC product, anywhere in the world. Seller and DCC and, as applicable, their Affiliates have taken all steps necessary to protect the confidentiality of all confidential information included within the Intellectual Property Rights and no person or other entity is entitled to use any Intellectual Property Rights by reason of the failure of Seller, DCC or any of their Affiliates to protect the confidentiality thereof.

    4.15. Accuracy of Financial Information. Seller has furnished Purchaser with a copy of Seller's unaudited financial statements for the fiscal years ended and as of December 31, 1993, 1994 and 1995, and for the nine months ended and as of September 30, 1996 (the "Financial Statements"). Except as disclosed by Seller to Purchaser with respect to Inventory, the Financial Statements fairly present the financial condition and results of operations of Seller as of the date thereof and for the period therein presented. Except as disclosed by Seller to Purchaser with respect to Inventory, no event has occurred or is expected by Seller to occur that would require an adjustment to be made, under generally accepted accounting principles, to any of the Financial Statements.

    4.16. Material Contracts.

          4.16.1. Schedule 4.16.1 lists all contracts and agreements of Seller, DCC and any Affiliates with manufacturer's representatives, distributors and other persons or entities engaged in the sale or distribution of product manufactured by Seller. True, accurate and complete copies of all such contracts and agreements (including all amendments, supplements and modifications pertaining thereto) are contained in Exhibit 4.16.1.

          4.16.2. Schedule 4.16.2 sets forth the standard terms and conditions on which Seller purchases goods and services and lists all purchase orders and other agreements for the purchase of goods or services, including without limitation blanket orders, letters of intent, open purchase orders, maintenance contracts, service contracts and the like, pursuant to which Seller is obligated to third parties (including for this purpose DCC and the Affiliates). True, accurate and complete copies of all such purchase orders and other agreements (including all amendments, supplements and modifications pertaining thereto) are contained in Exhibit 4.16.2.

          4.16.3. Schedule 4.16.3 sets forth the standard terms and conditions and warranties upon which Seller sells goods and services and lists all sales orders and other agreements for the sale of goods or services, including without limitation blanket orders, letters of intent, open customer orders and the like, pursuant to which Seller is obligated to third parties (including for this purpose DCC and the Affiliates). Such schedule shall include, but not be limited to, all product or service warranties that have not expired pursuant to the terms thereof and applicable law. Except as indicated on Schedule 4.16.3, such sales orders and other agreements for the sale of goods or services contain no terms which would limit their assignability from Seller to Purchaser. True, accurate and complete copies of all such sales orders and other agreements (including all amendments, supplements and modifications pertaining thereto) are contained in Exhibit 4.16.3.

          4.16.4. Schedule 4.16.4 lists all leases and agreements of Seller granting to Seller possession of or rights to real or personal property. True, accurate and complete copies of all such leases and agreements (including all amendments, supplements and modifications pertaining thereto) are contained in Exhibit 4.16.4.

          4.16.5. Schedule 4.16.5 lists all material agreements of Seller not listed in Schedule 4.16.1, Schedule 4.16.2, Schedule 4.16.3, or Schedule
4.16.4. True, accurate and complete copies of all such material agreements of Seller (to the extent written) (including all amendments, supplements and modifications pertaining thereto) are contained in Exhibit 4.16.5.

Each of the contracts or other agreements referred to in this Section 4.16 is referred to herein as a "Material Contract". Except as set forth in the schedules referred to in this Section 4.16, all of the Material Contracts are in full force and effect, are fully and freely assignable to Purchaser without the consent of any other party thereto and constitute the legal, valid and binding obligations of Seller and the other parties thereto enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, whether applied in an action at law or in equity, by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally or by the discretion of a court of competent jurisdiction expressed in an order. Except as set forth in the schedules referred to in this Section 4.16, neither Seller nor, to Seller's best knowledge and belief, any other party to a Material Contract is in breach of or default under any Material Contract nor has any event occurred or does any condition exist which, with notice or lapse of time, or both, would constitute a breach or default under any of the Material Contracts.

    4.17. Insurance Coverage. Schedule 4.17 lists and describes all pending claims under Seller's liability and property insurance policies.

    4.18. Political Contributions and Other Payments. Neither Seller nor DCC nor, to the best knowledge and belief of Seller and DCC, any of their respective directors, officers, employees, agents or consultants has in connection with the business of Seller unlawfully offered or paid, or provided or agreed to pay or provide, directly or indirectly, any money or any other thing of value or any service to, or for the benefit of, any individual who is or was a candidate for public office or an official or employee of any government or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any director, officer, employee or agent of any past, present or prospective customer or supplier of Seller.

    4.19. Warranty Claims and Returns. The total dollar amount of all warranty claims and returns presented to Seller by customers from January 1, 1995 through the month-end preceding the date of this Agreement does not exceed one-half percent (0.5%) of Seller's sales during that period.

    4.20. Accuracy of Representations. No representation or warranty of Seller and DCC in this Agreement and in any certificate delivered to Purchaser contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the best knowledge and belief of Seller and DCC, there is no fact or development which would constitute a Material Adverse Change (as such term is defined for the period ending on November 4, 1996), or could reasonably be foreseen to cause or constitute a Material Adverse Change (as such term is defined for the period ending on November 4, 1996), with respect to Seller, the Business or the Assets, except as disclosed in this Agreement.

5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

    Purchaser hereby represents and warrants to Seller and DCC as follows:

    5.1. Organization and Standing. Purchaser is a duly organized and validly existing corporation in good standing under the laws of the Commonwealth of Massachusetts with the full corporate power and authority to carry on its business as it is now being conducted. As of the Closing Purchaser will be duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the State of Illinois and in all other jurisdictions in which the failure to so qualify would have a material adverse effect on its business.

    5.2. Corporate Power and Authority. Purchaser has the corporate power and authority to execute and deliver this Agreement and each and every agreement, document and instrument provided for herein, to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby without the necessity of any act or consent of any other Person whomsoever. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, whether applied in an action at law or in equity, by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally or by the discretion of a court of competent jurisdiction expressed in an order.

    5.3. Agreement Does Not Violate Other Instruments. The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Restated Articles of Organization or Bylaws of Purchaser, or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser is a party or is bound or by which its assets are materially affected.

    5.4. Litigation. To the best knowledge and belief of Purchaser, no action or proceeding has been instituted against Purchaser before any court or other governmental body by any Person or public authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    5.5. Broker/Finder. Neither Purchaser, nor anyone acting on Purchaser's behalf, has retained any broker, investment banker or other financial advisor or representative, or has agreed to pay any fees or commissions to any agent, finder or broker, either in the nature of a finder's or originator's fee, or otherwise, in connection with the transactions contemplated by this Agreement.

    5.6. Accuracy of Representations. No representation or warranty of Purchaser in this Agreement and in any certificate delivered to Seller contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

    The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser in its sole discretion.

    6.1. Representations True at Closing. The representations and warranties made by Seller and DCC in this Agreement, the Schedules and Exhibits hereto and any document or instrument delivered to Purchaser or its representatives hereunder shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or such information provided, on and as of such time, except for changes contemplated by this Agreement and except for representations and warranties that speak as of a specified date or time period.

    6.2. Covenants of Seller. Seller and DCC shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date and an officer of each such party shall deliver to Purchaser a certificate dated the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 6.1 hereof.

    6.3. Injunction, Litigation. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement, or which would limit or affect the ability of Purchaser to own or control the Assets or to operate the Business in any material respect, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement or otherwise creating a material risk that Purchaser will not be able to conduct the Business as it is presently conducted.

    6.4. Consents, Approvals and Waivers. Purchaser shall have received a true and correct copy (or, where appropriate, original) of each consent, approval, waiver, estoppel certificate or similar document required by this Agreement to be obtained prior to Closing, including without limitation all such documents required by this Agreement with respect to the assignment to Purchaser of Seller's right, title and interest in and to the Real Property Lease. Without limiting the generality of the preceding sentence, Seller shall have obtained, pursuant to Schedule 4.16.3, consent to the assignment to Purchaser of all sales orders and agreements for the sale of goods or services the terms of which contains limits on assignability, and DCC shall have obtained the Bankruptcy Court approval contemplated by Section 3.3.4 of this Agreement.

    6.5. Licenses and Permits. Any license or permit required to be obtained by Purchaser to conduct the Business acquired hereunder, and material to the Business as a whole, shall have been obtained.

    6.6. Opinion of Seller's Counsel. Purchaser shall have received an opinion of James R. Jenkins, Vice President, Secretary and General Counsel of DCC, counsel to each of Seller and DCC, dated the Closing Date, form and content reasonably satisfactory to Purchaser.

    6.7. Material Adverse Change. No Material Adverse Change, as described in Section 3.9.2, shall have occurred that has neither been repaired nor replaced by Seller nor addressed by other arrangements reasonably acceptable to Purchaser.

    6.8.  Material Supply Agreement.   DCC shall have duly executed the
Material Supply Agreement in the form of Exhibit 2.9.

    6.9. Intellectual Property Assignment Agreement. Seller shall have duly executed the Intellectual Property Assignment Agreement in the form of
Exhibit 2.1.3A.

    6.10. Assignment, Assumption and Modification of Lease. Seller and Landlord shall have duly executed and delivered the Assignment, Assumption and Modification of Lease in the form of Exhibit 2.5.

    6.11. Non-Competition and Confidentiality Agreement. Seller and DCC shall have duly executed the Non-Competition and Confidentiality Agreement in the form of Exhibit 2.10.

    6.12. Cooperative Advertising Agreement. DCC shall have duly executed and delivered the Cooperative Advertising Agreement in the form of Exhibit 2.11.

    6.13. Joint Development Agreement. DCC shall have duly executed and delivered the Joint Development Agreement in the form annexed hereto as
Exhibit 2.12.

    6.14. Patent Cross-License Agreement. DCC shall have duly executed and delivered the Patent Cross-License Agreement in the form annexed hereto as
Exhibit 2.1.3B.

    6.15. Closing Statement. Purchaser shall have agreed to schedules to be delivered at the Pre-Closing which set forth the computation of the Purchase Price and the Net Operating Asset Value.


7.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER AND DCC.

    The obligation of Seller and DCC to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller and DCC in their sole discretion.

    7.1. Representations True at Closing. The representations and warranties made by Purchaser in this Agreement or in any document or instrument delivered to Seller or DCC or the representatives of either hereunder shall be true and correct in all respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement and except for representations and warranties that speak as of a specified date or time period.

    7.2. Covenants of Purchaser. Purchaser shall have duly performed in all respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and the president, vice president - sales and marketing, or treasurer of Purchaser shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 7.1 hereof.

    7.3. Injunction, Litigation. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement, or which would limit or affect the ability of Purchaser to own or control the Assets or to operate the Business, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.

    7.4. Opinion of Purchaser's Counsel. Seller and DCC shall have received an opinion of Day, Berry & Howard, counsel to Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and DCC.

    7.5. Material Supply Agreement. Purchaser shall have duly executed the Material Supply Agreement in the form of Exhibit 2.9.

    7.6. Intellectual Property Assignment Agreement. Purchaser shall have duly executed the Intellectual Property Assignment Agreement in the form of
Exhibit 2.1.3A.

    7.7. Assignment, Assumption and Modification of Lease. Purchaser and Landlord shall have duly executed and delivered the Assignment, Assumption and Modification of Lease in the form of Exhibit 2.5.

    7.8. Non-Competition and Confidentiality Agreement. Purchaser shall have duly executed the Non-Competition and Confidentiality Agreement in the form of Exhibit 2.10.

    7.9. Cooperative Advertising Agreement. Purchaser shall have duly executed and delivered the Cooperative Advertising Agreement in the form of
Exhibit 2.11.

    7.10. Joint Development Agreement. Purchaser shall have duly executed and delivered the Joint Development Agreement in the form annexed hereto as
Exhibit 2.12.

    7.11. Patent Cross-License Agreement. Purchaser shall have duly executed and delivered the Patent Cross-License Agreement in the form annexed hereto as Exhibit 2.1.3B.

    7.12. Closing Statement. Seller shall have agreed to schedules to be delivered at the Pre-Closing which set forth the computation of the Purchase Price and the Net Operating Asset Value.

8.  CLOSING.

    8.1.  Time and Place of the Closing and Pre-Closing.

          8.1.1. The Closing shall be held on December 31, 1996 at such time or place as may be agreed to in writing by the parties, or at such earlier or later time or place, but in no event later than January 31, 1997.
Physical possession and control of the Assets shall be delivered to Purchaser on the Closing Date as of the Effective Time.

          8.1.2. Notwithstanding the provisions of Section 8.1.1, it is the intention of the parties that, for their mutual convenience, the documents and agreements contemplated by this Agreement to be executed and delivered by the parties at the Closing will be executed on December 10, 1996, effective as of the Effective Time, at the offices of Day, Berry & Howard, CityPlace I, 185 Asylum Street, Hartford, Connecticut, commencing at 10:00 a.m., Eastern Standard Time, or at such other date and time as the parties may agree (the "Pre-Closing Date"). At the completion of the Pre-Closing, all such documents, together with the cash amount illustrated on the Closing Statement, shall be placed into escrow pursuant to the terms of a mutually satisfactory escrow agreement to be negotiated by the parties prior to the Pre-Closing Date. All interest earned on such cash, as well as the cost of such escrow, shall be shared equally by Seller and Purchaser. Such escrow agreement shall provide for the release of such documents and funds on the Closing Date on such terms as shall be set forth therein. Notwithstanding the occurrence of the Pre-Closing, the Closing and Closing Date, as such terms are used in this Agreement, shall be December 31, 1996, unless otherwise agreed by the parties in writing.

    8.2.  Transactions at Closing.

          8.2.1. Seller's Performance. At Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following:

          (a) such good and sufficient bills of sale, assignments of contracts and leases, and other good and sufficient instruments of sale, conveyance, transfer and assignment as shall be required or as may be appropriate in order effectively to vest in Purchaser title to the Assets consistent with the representations and warranties of Seller and DCC in
Section 4 and free and clear of all claims, mortgages, deeds of trust, deeds to secure debt, debts, liens or other encumbrances of any nature whatsoever, other than Permitted Encumbrances, and subject only to the Assumed Liabilities assumed by Purchaser pursuant to Section 2.6;

          (b)  The certificate of officers of Seller described in Section
6.2;

          (c) All consents, approvals, acknowledgments, waivers and estoppel certificates described in this Agreement;

          (d)  The legal opinion of counsel for Seller described in Section
6.6;

          (e) Certificate of good standing of Seller, as of the most recent practicable date, from the Secretary of State of Delaware;

          (f) Certified copies of resolutions of the Board of Directors and shareholder of Seller approving the transactions set forth in this Agreement;

          (g) Certificate of incumbency for the officers of Seller who are executing this Agreement and the other documents contemplated hereunder;

          (h)  Physical possession of the Assets wherever located;

          (i) The Intellectual Property Assignment Agreement, duly executed by Seller;

          (j) The Non-Competition and Confidentiality Agreement, duly executed by Seller;

          (k)  The Closing Statement, duly executed by Seller;

          (l) The Assumption, Assignment and Modification of Lease, duly executed by Seller; and

          (m) Such other necessary transfer and assignment documentation as Purchaser may reasonably request in order to convey to Purchaser any Assets which are not otherwise conveyed by a bill of sale.

          8.2.2. Performance by DCC. At Closing, DCC shall deliver, or cause to be delivered, to Purchaser the following:

          (a)  The certificate of a Vice President of DCC described in
Section 6.2;

          (b) A certified copy of the order of the Bankruptcy Court, as entered by such Court, referred to in Section 3.3.4;

          (c)  The legal opinion of counsel for DCC described in Section 6.6;

          (d) Certificate of good standing of DCC, as of the most recent practicable date, from the Secretary of State of Michigan;

          (e) Certified copy of the resolution of the Board of Directors of DCC providing shareholder approval for the sale of the Assets and Business by Seller;

          (f) Certificate of incumbency for the officers of DCC who are executing this Agreement and the other documents contemplated hereunder;

          (g)  The Material Supply Agreement, duly executed by DCC;

          (h)  The Patent Cross-License Agreement, duly executed by DCC;

          (i) The Non-Competition and Confidentiality Agreement, duly executed by DCC;

          (j)  The Joint Development Agreement, duly executed by DCC; and

          (k)  The Cooperative Advertising Agreement, duly executed by DCC.

          8.2.3. Performance by Purchaser. At Closing, Purchaser shall deliver to Seller the following:

          (a) The cash portion of the Purchase Price in accordance with the terms of Section 2.4 hereof;

          (b) The Purchaser Note, duly executed by Purchaser, in accordance with the terms of Section 2.4 hereof;

          (c) The certificate of the president, vice president - sales and marketing or treasurer of Purchaser described in Section 7.2;

          (d)  The legal opinion of counsel for Purchaser described in
Section 7.4;

          (e) Certificate of incumbency of the officers of Purchaser who are executing this Agreement and the other documents contemplated hereunder;

          (f) Certified copy of resolutions of the Board of Directors of Purchaser approving the transactions set forth in this Agreement; and

          (g) Such other necessary transfer and assignment documentation as Seller may reasonably request in order to effectively assign and transfer to Purchaser, and to evidence Purchaser's assumption of, the Assumed Liabilities;

          (h)  The Material Supply Agreement, duly executed by Purchaser;

          (i) The Intellectual Property Assignment Agreement, duly executed by Purchaser;

          (j) The Non-Competition and Confidentiality Agreement, duly executed by Purchaser;

          (k)  The Joint Development Agreement, duly executed by Purchaser;

          (l)  The Cooperative Advertising Agreement, duly executed by
Purchaser;

          (m)  The Patent Cross-License Agreement, duly executed by
Purchaser;

          (n) The Assumption, Assignment and Modification of Lease, duly executed by Purchaser; and

          (o)  The Closing Statement, duly executed by Purchaser.

9.  TERMINATION.

    9.1. Method of Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated by it, the consideration for which is (a) the covenants set forth in Section 3 hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser, Seller and DCC in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows.

    9.2. Termination by Mutual Written Consent. Seller, DCC and Purchaser may terminate this Agreement at any time by mutual written consent.

    9.3. Termination by Reason of Failure to Satisfy Conditions. This Agreement shall terminate automatically in the event that the Closing shall not have occurred on or before January 31, 1997.

10. INDEMNIFICATION.

    10.1. Survival. The representations and warranties of the parties hereto shall survive the Closing. The covenants and agreements of the parties hereto shall survive until such time as they shall have been performed in all material respects by the parties hereto or waived in writing by the appropriate parties hereto. Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, no claim for indemnification under Section 10.2 or Section 10.3 may be asserted unless notice thereof has been furnished pursuant to and in accordance with Section 10.4.1 hereof on or before five (5) years after the Closing Date, or on or before twenty (20) years after the Closing Date in the case of any indemnification claim relating to an Environmental Matter.

    10.2. Indemnification by Purchaser. Purchaser hereby agrees to indemnify, defend and hold Seller and DCC and their respective officers, directors, stockholders, employees and agents and their respective legal representatives, heirs, executors, administrators, successors and assigns harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including without limitation reasonable legal costs and expenses related to the same or the enforcement of this indemnity) (collectively, the "Seller's Indemnifiable Damages") related thereto arising from or on account of (i) any of the Assumed Liabilities assumed by Purchaser in accordance with this Agreement; (ii) any breach of any representation, warranty, covenant or agreement made by Purchaser herein which survives Closing; (iii) Purchaser's use, ownership or operation, subsequent to the Closing, of the Assets, Business and/or Real Property transferred hereunder; or (iv) any Environmental Matter, including but not limited to CERCLA liability, arising after the Closing except (a) any Environmental Matter that existed or occurred prior to the Closing, whether or not caused by Seller, and (b) any Environmental Matter that involves a breach by Seller of any representation or warranty in Section 4.9 of this Agreement.

    10.3. Indemnification by Seller and DCC. Seller and DCC agree, jointly and severally, to indemnify, defend and hold Purchaser and its officers, directors, stockholders, employees and agents and their respective legal representatives, heirs, executors, administrators, successors and assigns harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses related thereto (including without limitation reasonable legal costs and expenses related to the same or the enforcement of this indemnity) ("Purchaser's Indemnifiable Damages") arising from or on account of: (i) any claim or debt, obligation or liability of Seller or DCC of any kind or nature, whether accrued, absolute, contingent, matured, determined, known, unknown or otherwise which is not an Assumed Liability;
(ii) the failure to comply with any applicable bulk sales or bulk transfer laws of any applicable jurisdiction in connection with the consummation of the transactions contemplated hereunder; (iii) any breach of any representation, warranty, covenant or agreement made by Seller or DCC herein; and (iv) any Environmental Matter, including but not limited to CERCLA liability, that existed or arose prior to the Closing, whether or not caused by Seller.

    10.4. Right to Defend.

          10.4.1. Notice of Indemnification Claim. In the event that either party becomes aware or has notice of any event which might give rise to a claim by it for indemnification under this Section 10, such party (the "Indemnified Party") shall give notice to the other party (the "Indemnifying Party") promptly after it becomes aware or has notice of such event. Any failure to give or delay in giving such notice shall not relieve the Indemnifying Party of its obligations under this Section 10, except to the extent of costs or liabilities incurred by the Indemnifying Party incident to such delay in giving notice. Following the giving of such notice, the Indemnifying Party may select counsel to defend such claim. Such counsel shall be subject to the approval of Indemnified Party, which approval shall not be unreasonably withheld. The Indemnifying Party and the counsel it has selected shall keep the Indemnified Party informed on all matters with respect to the defense of such claim and no claim shall be paid, settled or compromised if the Indemnified Party elects to contest the claim in accordance with Section 10.4.2. In the event that the Indemnified Party elects to contest the claim in accordance with Section 10.4.2 hereof, the Indemnified Party shall be entitled to be represented by counsel of its choosing at (i) its sole cost and expense if the Indemnifying Party has complied with the foregoing sentences and is defending such claim and (ii) otherwise at the cost and expense of the Indemnifying Party. The Indemnified Party agrees to cooperate and aid the Indemnifying Party in the defense of any such claim.

          10.4.2. Contested Matter. In the event there is a dispute between the Indemnified Party and the Indemnifying Party concerning whether a claim should be contested, settled or compromised, it shall be settled, compromised or contested in accordance with the next succeeding sentence; provided, however, that the Indemnified Party or its respective successors or assigns shall neither be required to refrain from paying or satisfying any claim which has matured by court judgment or decree, unless appeal is taken thereafter and proper appeal bond posted by the Indemnifying Party, nor to refrain from paying or satisfying any claim which has resulted in the imposition of a lien upon any of the properties or assets then held by the Indemnified Party or its successors and assigns (unless such lien shall have been discharged by the filing of a legally permitted bond by the Indemnifying Party, at its sole expense) or has resulted in a default in a lease or other contract by which the Indemnified Party is bound, or would materially adversely affect its assets, taken individually or as a whole. In the event the Indemnifying Party, on the one hand, or Indemnified Party, on the other hand, has reached a bona fide settlement agreement or compromise, subject only to approval hereunder, with any claimant regarding a matter which may be the subject of indemnification hereunder and desires to settle on the basis of such agreement or compromise, the claim shall be settled or compromised on such basis unless:

                a. Indemnified Party desires to contest the matter, in which case it shall be so contested and the liability of Indemnifying Party shall be limited as provided in Section
                   10.4.3 hereof; or

                b. The settlement or compromise would result in a claim for indemnification being made against the Indemnifying Party, in which event it shall be contested if the Indemnifying Party so requests; provided, however, that the liability of the Indemnified Party, if any, shall be limited as provided in Section 10.4.3 hereof.

          10.4.3. Limited Liability. If a matter is contested as provided in Sections 10.4.2 and is later adjudicated, settled, compromised or otherwise disposed of and such adjudication, compromise, settlement or disposition results in a liability, loss, damage or injury in excess of the amount for which one party desired previously to settle the matter and in fact could have settled the matter as evidenced by a settlement offer by the claimant which was rejected, then the liability of such party, if any, shall be limited to such lesser amount and the party contesting the matter shall be solely responsible for such excess amount.

    10.5 Right of Setoff. In addition to such other rights and remedies as Purchaser may have under this Agreement, under any agreement entered into in connection herewith, at law or in equity, Purchaser shall be entitled to set off any right to indemnification Purchaser has under Section 10.3 hereof against any amount due Seller or DCC under this Agreement or under any other agreement entered into in connection with the transactions contemplated by this Agreement (including but not limited to agreements the forms of which are annexed hereto as exhibits); provided, however, that Purchaser's right of setoff shall not be exercisable against Purchaser's obligations under the Purchaser Note.

11. GENERAL PROVISIONS.

    11.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or delivered by nationally recognized overnight delivery service addressed as follows, or by facsimile, requesting confirmation of receipt, sent to the number listed below:

          11.1.1.  If to Seller:

                   DC Liquid System Technologies, Inc.
                   2200 W. Salzburg Road
                   Midland, MI 48686-0994
                   Attn: William B. Henninger

          11.1.2.  If to DCC:

                   Dow Corning Corporation
                   2200 W. Salzburg Road
                   Midland, MI 48686-0994
                   Attn: General Counsel


          11.1.3.  If to Purchaser:

                   Rogers Corporation
                   One Technology Drive
                   Rogers, CT 06263-0188
                   Attn: Robert M. Soffer, Treasurer
                   Facsimile Number: (860)779-5585
                   and to:

                   Day, Berry & Howard
                   CityPlace I
                   Hartford, CT 06103-3499
                   Attn: William H. Cuddy, Esq.
                   Facsimile Number: (860)275-0343


          11.1.4. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery and, if delivered by Facsimile, 9:00 a.m. on the business day after the date on which such notice, request, instruction or document is sent shall be the date of delivery. For purposes of this Agreement, "business day" shall mean a day on which commercial banks in the State of Illinois are open to transact business.

          11.1.5. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.1.

    11.2. Further Assurances. Each of Seller, DCC and Purchaser covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement. Furthermore, following the Closing, each of Seller, DCC and Purchaser covenants that it will cooperate with the other in order to facilitate the orderly transfer of the Assets and the Business.

    11.3. Waiver. Any failure on the part of Purchaser to comply with any of its obligations, agreements or conditions hereunder may be waived by Seller or DCC in writing. Any failure on the part of Seller or DCC to comply with any of its obligations, agreements or conditions hereunder may be waived by Purchaser in writing. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

    11.4. Expenses. Except as otherwise expressly provided herein, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel, consultants and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, if the Closing does not occur by reason of any action by the Bankruptcy Court with jurisdiction over DCC's Chapter 11 case to enjoin or disapprove of the transaction, then Seller and DCC shall promptly reimburse Purchaser for the reasonable out-of-pocket costs actually incurred or paid by Purchaser prior to the date of termination in connection with this Agreement and the transaction contemplated hereby.

    11.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. This Agreement is not intended to and shall not confer upon any Person, other than the parties hereto and the indemnified parties under Section 10, any rights or remedies with respect to the subject matter hereof.

    11.6. Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

    11.7. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein, including without limitation any and all confidentiality and similar agreements entered into by some or all of the parties hereto prior to the date of this Agreement with respect to the transaction described herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

    11.8. Retention of Books and Records. Seller and Purchaser shall retain their respective books and records relating to the Business and the Assets, with respect to the three (3) year period immediately preceding the Closing Date, for a period of three (3) years following the Closing Date and shall make such books and records available to such other party as such party may reasonably request.

    11.9. Public Announcements. Prior to the Closing Date or in the event of the termination of this Agreement, Seller and Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby. Prior to the Closing Date no such public disclosure or press release (other than public announcements previously made) shall be made by any party without the consent of Seller and Purchaser, except as may be required by law.

    11.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

    11.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.12. Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

    11.13. Exhibits Incorporated. All Schedules and Exhibits attached hereto are incorporated herein by reference.

    11.14. Assignment.

           11.14.1. Purchaser may assign any or all of its rights and obligations under this Agreement to any Affiliate of Purchaser without the consent of Seller or DCC. Purchaser may assign any or all of its rights and obligations under this Agreement to any other Person only with the prior written consent of DCC, which consent shall not be unreasonably withheld.
In no event shall any assignment by Purchaser relieve Purchaser of its obligations under this Agreement or any of the other documents used to effectuate the transactions contemplated hereby. Nothing set forth in this
Section 11.14.1 shall restrict or otherwise affect in any way Purchaser's right or ability to sell or transfer the Assets or Business to any Person at any time and shall affect only Purchaser's right to assign its rights and obligations under this Agreement.

           11.14.2. Seller and DCC may assign any or all of their respective rights and obligations under this Agreement to any Affiliate without Purchaser's consent. Seller and DCC may assign any or all of their respective rights and obligations under this Agreement to any other Person only with the prior written consent of Purchaser, which consent shall not be unreasonably withheld. In no event shall any assignment by Seller or DCC relieve such party of its obligations under this Agreement or any of the other documents used to effectuate the transactions contemplated hereby.

           11.14.3. The rights of Purchaser, Seller and DCC to assign their respective rights or obligations under any other agreement executed in connection with the transactions contemplated hereby shall be governed by the terms of such other agreements or, in the absence of such terms, by applicable law.

    11.15. Severability. The promises, representations, covenants and warranties contained in this Agreement are severable and the unenforceability or invalidity of any such promise, representation, covenant or warranty shall not affect the remaining promises, representations, covenants and warranties herein contained.

    11.16. Schedules and Exhibits. The parties shall update the schedules and exhibits to this Agreement concurrently with the Closing to account for material changes with respect to the subject matter thereof occurring after the date hereof, but only to the extent that such changes are agreed to by Seller, DCC and Purchaser, each acting in its sole discretion.


    IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth in the first paragraph of this Agreement.

                                     ROGERS CORPORATION





                                     By:  ROBERT M. SOFFER
                                     Name: /s/ Robert M. Soffer
                                     Title: Treasurer



                                     DC LIQUID SYSTEM
                                     TECHNOLOGIES, INC.



                                     By:  WILLIAM B. HENNINGER
                                     Name: /s/ William B. Henninger
                                     Title:    Vice President



                                     DOW CORNING CORPORATION
                                     (for purposes of the specific provisions of this Agreement pertaining to DCC or its Affiliates)



                                     By:  STEVEN L. DOLAN
                                     Name: /s/ Steven L. Dolan
                                     Title: By Delegation of Authority


<END>